EXHIBIT 10.22

BOARD OF DIRECTORS SERVICES AGREEMENT

This Board of Directors Services Agreement (this “Agreement”) is effective as of January 1, 2014 (the “Effective Date”) by and between KemPharm, Inc., an Iowa corporation (the “Company”), and Richard W. Pascoe, an individual with a principal place of residence in San Diego County, California (the “Director”) (each a “Party” and together, the “Parties”).

WHEREAS, the Company desires to retain the services of the Director for the benefit of the Company and its stockholders; and

WHEREAS, the Director desires to serve on the Company’s Board of Directors (the “Board”) for the period of time and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the above recited promises and the mutual agreements and covenants of the Company and the Director contained herein, the Parties hereby agree as follows:

1. DUTIES AND EXTENT OF SERVICES. Commencing as of the Effective Date, the Director agrees to provide services to the Company as a member of the Board. For so long as he serves as a member of the Board, the Director shall perform those services and duties that are required of a director under the Company’s articles of incorporation and bylaws, as both may be amended and restated from time to time (the “Articles and Bylaws”), and under the Iowa Business Corporation Act, Chapter 490 of the Code of Iowa, as amended (the “Iowa Business Corporation Act”), and other state and federal laws and regulations, as applicable, and shall render such services as are customarily associated with and are incident to the position of a director of a for-profit corporation and such other services as the Company, from time to time, may reasonably require of him consistent with such position. Without limiting the preceding sentence, the Company acknowledges that the Director has other business commitments, including commitments to serve as an officer and employee of Apricus Biosciences, Inc. and its affiliates and as a director of other companies. The Director shall promptly disclose to the Company’s president or general counsel any actual, apparent or potential conflicts of interest that arise from time to time with respect to the Director’s service on the Board.

2. COMPENSATION.

(a) Cash Stipend.

(1) Board Service. As compensation for the Director’s entering into this Agreement and performing his services as a member of the Board, the Company shall pay to the Director on a quarterly basis a cash stipend in an annualized amount of $25,000 with the first quarterly payment due at the end of the first quarter of the Company’s 2014 fiscal year. The Company shall continue to pay the quarterly cash stipend due hereunder through and until the last fiscal quarter during which the Director served on the Board, after which no further stipend amounts shall be due under this Agreement. Payments shall be made in accordance with the Company’s regular accounting practices.

(2) Committee Service. For any fiscal quarter of the Company during which the Director serves on any of the following Board committees, the quarterly stipend payable at the end of such quarter shall be increased by the following annualized amounts: (i) service on the Board’s compensation committee as chair shall increase the stipend by an annualized amount of $5,000; (ii) service on the Board’s compensation committee other than as chair shall increase the stipend by an annualized amount of $1,500; (iii) service on the Board’s nominating and governance committee as chair shall increase the stipend by an annualized amount of $2,500; and (iv) service on the Board’s governance committee other than as chair shall increase the stipend by an annualized amount of $1,500.

(b) Stock Options. As additional compensation for the Director entering into this Agreement and performing his services as a member of the Board, the Company shall grant to the Director options to purchase shares of the Company’s common stock which are consistent with the following terms. Such option grants shall be made pursuant to the Company’s incentive stock plan and shall be treated by the Parties as nonqualified stock options for federal income tax purposes. Each option grant shall be memorialized in a written agreement (the “Option Agreements”) with terms and conditions that are satisfactory to the Company and substantially consistent with the terms and conditions of option grants issued to other Board members.

(1) Effective as of the Effective Date, the Company shall grant to the Director the right to purchase up to 55,000 shares of the Company’s common stock. The price per share at which shares may be purchased pursuant to this grant shall be the fair market value of a share of the Company’s common stock as of the Effective Date as determined by the Company’s Board. The Director’s purchase option under this grant shall vest in accordance with the following:

(i) The right to purchase 45,000 shares shall vest in, increments of one-third on each of the following vesting dates if the Director is still serving as a Board member on such vesting date: December 31, 2014, December 31, 2015 and December 31, 2016;

(ii) The right to purchase 5,000 shares shall vest upon the sale by the Company of shares of its capital stock pursuant to one or a series or related private placement offerings exempt from registration under the Securities Act of 1933, as amended, with sale proceeds of at least. $5,000,000 in the aggregate. This vesting rule shall apply only to the first such private placement offering with respect to which such aggregate amount has been met to occur after the Effective Date; and

(iii) The right to purchase 5,000 shares shall vest upon the closing of the Company’s sale of shares of its common stock to the public in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, if the proceeds of such sale exceed $15,000,000 and in connection therewith the Company’s common stock becomes publicly traded on the New York Stock Exchange, American Stock Exchange or Nasdaq Stock Market.

(2) Effective as of the date of each annual meeting of the Company’s shareholders, commencing with the annual meeting in 2015, the Company shall grant to the Director the right to purchase up to 25,000 shares of the Company’s common stock if the Director has continuously served as a member of the Board up until the date of such meeting. The price per share at which shares may be purchased pursuant to this grant shall be the fair market value of a share of the Company’s common stock as of the effective date of the grant as determined by the Company’s board. The Director’s purchase option under this grant shall vest in increments of one-third over a period of three (3) years subject to the Director’s continued service as a Board member during such period.

(c) Other Benefits. While the Director serves as a member of the Board, the Director shall be entitled to any other benefits made available to all of the other non-executive members of the Board generally.

3. EXPENSE REIMBURSEMENT. The Company agrees to reimburse the Director for all reasonable and necessary travel, business entertainment and other out-of-pocket business expenses incurred by him in connection with the performance of his duties as a Board member upon receipt of substantiating documentation relating to such expenses as the Company may reasonably require. Unless the Company otherwise pre-authorizes, the Director shall have the Company make any airplane and hotel reservations related to the Director’s service as a Board member, and the Director shall comply with such other reasonable expense policies and practices that the Company imposes on Board members.

4. TERMINATION. The Director shall have the right, exercisable at any time, to resign as a Board member. The Company and its shareholders shall have the right to not reelect the Director to the Board or to remove the Director from the Board to the fullest extent permitted under the Articles and Bylaws and under the Iowa Business Corporation Act. The Parties rights and obligations under Sections 2, 3, 5 - 7 hereof and under the Option Agreements shall survive any termination of the Director’s service as a Board member, provided that Sections 2 and 3 shall survive only to the extent necessary to allow Director to be compensated and have expenses reimbursed relating to the pre-termination period.

5. LIMITATION OF LIABILITY AND INDEMNIFICATION.

(a) To the fullest extent permitted under the Articles and Bylaws and the Iowa Business Corporation Act, the Director shall not be personally liable to the Company or its shareholders for monetary damages for any act of omission in connection with the performance of his services as a Board member, and the Company shall indemnify the Director against and hold him harmless from any liability to third parties by reason of the fact that he was a Board member. Without limiting the generality of the foregoing, the Company shall indemnify Director to the fullest extent permitted by law against all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Director or on his behalf in connection with any Proceeding or any claim, issue or matter therein, if Director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

(b) Notwithstanding any other previsions of this Agreement :except Section 5(d), to the extent that Director is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify Director against all Expenses actually and reasonably incurred by him in connection therewith. If Director is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify, to the fullest extent permitted by law, Director against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. If Director is not wholly successful in such Proceeding, the Company also shall indemnify, to the fullest extent permitted by law, Director against all Expenses reasonably incurred in connection with a claim, issue or matter related to any claim, issue or matter on which Director was successful. For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

(c) Notwithstanding any provision of this Agreement to the contrary except Section 5(d), the Company shall advance the Expenses incurred by Director in connection with any Proceeding in accordance with the Company’s standard accounting practice after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Director’s ability to repay the expenses and without regard to Director’s ultimate entitlement to indemnification hereunder or under the Articles and Bylaws or any applicable law. Advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including. Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Director shall qualify for advances solely upon the execution and delivery to the Company of (i) an undertaking providing that Director undertakes to repay all advances to the extent that it is ultimately determined by a final decision by a court of competent jurisdiction that Director is not entitled to be indemnified by the Company, and (ii) an affirmation of the Director’s good faith belief that he has met the applicable standard of conduct that is necessary to be entitled to indemnification by the Company.

(d) Notwithstanding any other provisions of this Agreement, if Director intends to seek indemnification of Expenses, judgments, fines penalties or other amounts from the Company with respect to any Proceeding, except a Proceeding brought by or in the right of the Company, then he shall promptly notify the Company after he first becomes aware of such Proceeding. The Company shall thereafter have the right to assume the defense of Director in such Proceeding with counsel selected by the Company. If the Company elects to assume such defense, then the Company shall not be liable to Director for any fees or Expenses of any separate counsel retained. by Director, except as provided in the following sentence. In the event that (i) the Company fails to assume the defense of a Proceeding, or (ii) in a Proceeding the Director reasonably determines that having counsel selected by the Company would constitute an unwaivable conflict of interest, then Director may engage separate legal counsel reasonably acceptable to the Company to represent and defend Director in such proceeding, and the Company shall indemnify Director for the fees and Expenses of such counsel in accordance with this Section 5.

(e) The Company shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on Director without Director’s prior written consent. The Director shall not settle, without the Company’s prior written consent, any action, claim or Proceeding (in whole or in part) which would impose any judgment, fine, penalty, monetary damages or other amount payable in settlement from which the Company is required to indemnify Director.

(f) The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Director may at any time be entitled under applicable law, the Articles and Bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Director under this Agreement in respect of any action taken or omitted by such Director prior to such amendment, alteration or repeal. To the extent that a change in Iowa law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Articles and Bylaws and this Agreement, it is the intent of the parties hereto that Director shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law, in equity or otherwise. The assertion or employment of any right or remedy hereunder or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(g) The Company shall maintain director and officer liability insurance in amounts and on terms that the Board determines is customary for companies in the pharmaceutical industry of similar size, operations, capital structure and regulatory environment to the Company (“D&O Insurance”). Director shall be covered by such D&O Insurance, and each other similar insurance policy or policies providing liability insurance for directors or fiduciaries of the Company, in accordance with its or their terms to the maximum extent of the coverage available under such policy or policies. At the time the Company receives notice from any source of a Proceeding as to which Director is a party or a participant (as a witness or otherwise), the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Director, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(h) For purposes of this Agreement, “Expenses” shall mean all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent.

(i) For purposes of this Agreement, “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, formal or informal inquiry, administrative hearing, request for documents or information, subpoena, or any other actual, threatened or completed, proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Director was, is or will be involved as a party, witness or otherwise by reason of the fact that Director is or was a director or fiduciary of the Company, by reason of any action taken (or failure to act) by him or of any action (or failure to act) on his part while acting as a director or fiduciary of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, trustee, general partner, manager, member, fiduciary, employee or agent, in each case whether or not serving in such capacity at the time any liability or Expenses are incurred for which indemnification, reimbursement or advancement of Expenses can be provided under this Agreement.

6. CONFIDENTIALITY OBLIGATIONS.

(a) Definition of Confidential Information. As used in this Agreement, the Company’s “Confidential Information” means any proprietary information of the Company (or any subsidiary or parent company) which is disclosed to the Director in the course of the performance of his services as a Board member and which was not or is not in the public domain at the time of its disclosure to the Director, whether or not in writing, and whether or not marked as “confidential” or “proprietary” by the Company. “Confidential Information” includes, without limitation, all of the following types of information, written or verbal, to the extent such information is not in the public domain at the time of its disclosure to the Director, whether or not in writing or marked as “confidential” or “proprietary”: any information and comments disclosed at meetings of the Board or Board committees; any information, comments and advice disclosed by or to the Company’s attorney(s) within any attorney-client communication; information set forth within all business, strategic and development plans; financial information; business and employment records and relationships; employee and advisor lists; discoveries and inventions; ideas; concepts; specifications; designs; diagrams; drawings; models; flow charts; chemical and molecular structures; synthetic pathways and techniques; development routes; manufacturing processes; data (biological, safety, clinical, developmental, analytical and/or other kinds of data); records and ideas constituting, arising from or relating to research and development; invention disclosures; work papers and materials supporting or underlying patents and patent applications; trade secrets, know-how; co-developer identities; and the existence and terms of agreements between the Company and one or more third parties (including, without limitation, any agreements between the Company and Shire LLC). The Company’s Confidential Information may include Confidential Information that the Company has obtained from a third party under a duty of confidentiality.

(b) Nondisclosure and Non-Use Covenants. The Director acknowledges that the unlawful use or disclosure of Confidential Information received from the Company may cause irreparable damage and financial loss to the Company. Accordingly, the Director agrees that while he is a member of the Company’s Board and for a period of five (5) years following the earliest date on which the Director is no longer a member of the Board, he will: (i) protect the confidentiality and prevent the unauthorized use or disclosure of all Confidential Information with at least the same degree of care that the Director uses to protect his own proprietary, confidential information, but in no case less than reasonable care; (ii) not disclose any Confidential Information nor make any use of Confidential Information except as necessary and directly related to the performance of his services as a Board member; (iii) not intentionally use the Confidential Information in any way that is detrimental to the Company; and (iv) not disclose Confidential Information to any other person who is not an officer, director, outside counsel or public accounting firm of the Company without the prior written consent of the Company’s president or the chairman of the Board.

(c) Exceptions. The Director’s confidentiality obligations set forth above in Section 6(b) shall not apply to any Confidential Information which:

(1) is or later becomes generally available to the public without breach of any obligation of confidentiality by the Director;

(2) written evidence reasonably confirms was in the possession of the Director prior to its receipt from the Company;

(3) is later acquired by the Director from a third party without any restriction on disclosure or breach of an obligation of confidentiality;

(4) the Director can demonstrate that the Director independently created such information without reference or use of Confidential Information; or

(5) the Director is required to disclose pursuant to any governmental order, law or other valid legal process, provided, however that: (i) to the extent possible without violating any such order, law or other valid legal process, prior to such disclosure the Director shall provide the Company with prompt written notice of the requirement so that the Company may object to such disclosure or to seek a protective order or other appropriate remedy and/or waive the Director’s compliance with the provisions of this Agreement; and (ii) if, in the absence of a protective order or the receipt of a waiver hereunder, the Director, in the opinion of the Director’s legal counsel, is compelled to disclose Confidential Information of the Company to any tribunal or else stand liable for contempt or suffer some other censure or penalty, the Director shall disclose only that portion of such Confidential Information which the Director’s counsel advises it is legally required to disclose to such tribunal without liability under this Agreement.

(d) Return of Confidential Information. Promptly upon the request of the Company after termination of the Director’s service as a Board member, the Director, shall cease any and all further use or disclosure of the Confidential Information and, at his election, either return or destroy all copies of any media or materials containing the Company’s Confidential Information, including all documentation, notes, plans, drawings, computer records and copies of the foregoing; provided, however, that (i) the Director may retain one copy of such Confidential Information for his legal files solely for the purpose of monitoring compliance with applicable confidentiality obligations pursuant to this Agreement, and (ii) the obligation to return or destroy Confidential Information shall not cover information the Director maintains on routine computer system backup tapes, disks or other backup storage devices as long as such back-up information is not used, disclosed, or otherwise recovered from such backup devices. Notwithstanding the Director’s retention of Confidential Information for his legal files, the Director will continue to be bound by the confidentiality and other obligations under this Agreement.

(e) Remedies. The Director understands and acknowledges that the actual or threatened disclosure or misappropriation, of any of the Confidential Information in violation of this Agreement may cause the Company irreparable harm, the amount of which may be difficult to ascertain and, therefore, agrees that the Company shall have the right to apply to a court of competent jurisdiction for an order restraining any such further disclosure or misappropriation and for other such relief as the Company may deem appropriate. Such right of the Company shall be in addition to remedies otherwise available to the Company at law or in equity, including, without limitation, all rights and remedies of the Company under its Articles and Bylaws and the Iowa Business Corporation Act.

7. INDEPENDENT CONTRACTOR STATUS. The Director shall be an independent contractor of the Company. No terms of this Agreement shall be construed to confer employment status upon the Director, and the Director shall not be entitled to workers’ compensation coverage, unemployment insurance benefits or any employee benefits provided by the Company to its employees. The Director shall be solely responsible for the payment of all required taxes due for the compensation paid hereunder, whether federal, state or local in nature, including but not limited to, income taxes, social security taxes, unemployment compensation taxes, and any other assessments.

8. REPRESENTATION BY DIRECTOR. The Director represents and warrants to the Company that his service on the Board and the terms of this Agreement do not conflict with or breach any other contractual or legal obligations that the Director may have.

9. REPRESENTATION BY COMPANY. The Company represents and warrants to the Director that the execution, delivery and performance by the Company of this Agreement and the Option Agreements have been duly authorized by all necessary corporate action on the part of the Company to make this Agreement and the Option Agreements valid and binding upon the Company in accordance with their respective terms.

10. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to principles of conflict of laws. The Director hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of Iowa and the United States District Court for the Southern District of Iowa, and the respective appellate courts for such courts, for the purpose of any suit, action or other proceeding arising out of the Parties’ obligations and performances under this Agreement, and expressly waives any and all objections he may have to venue in such courts.

11. AMENDMENT AND WAIVER. This Agreement may not be amended except by a written instrument signed both by Parties which specifically refers to the particular provision or provisions being amended. No provision of this Agreement may be waived except in a written instrument that specifically refers to the particular provision or provisions being waived and is signed by the Party against whom the waiver is being asserted. No waiver by any Party of any right, power or privilege hereunder shall constitute a waiver of any other right, power or privilege hereunder, and no waiver by any party of any breach of a provision hereunder shall constitute a waiver of any other breach of that or any other provision of this Agreement.

12. NOTICES. All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and may be delivered to each Party by hand, deposited with an overnight courier, sent by confirmed email or confirmed facsimile or mailed, in each case to the address, email address, telephone number or facsimile number set forth below such Party’s signature hereto or such other address as may hereafter be furnished in writing. Such notice shall be deemed to have been given as of (i) the date on which it is delivered, in the case of notice given by hand delivery, overnight courier or email, (ii) the date on which transmission confirmation is received in the case of notice given by facsimile, and (iii) three (3) days after such notice is deposited in the U.S. mail.

13. SEVERABILITY. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

14. RULES OF CONSTRUCTION. Headings to sections and paragraphs of this Agreement are for reference only, and do not form a part of this Agreement, or effect the interpretation of this Agreement. Whenever the context of this Agreement requires, a reference to any gender includes each other gender, and the singular number includes the plural and vice versa.

15. ENTIRE AGREEMENT; CONFLICTING TERMS AND CONDITIONS. This Agreement and the Option Agreements constitute the entire agreement and understanding of the Parties with respect to the subjects matter hereof; provided, however, that the terms and conditions of this Agreement shall not be deemed to eliminate or reduce any fiduciary duties of the Director under the Articles and Bylaws and/or the Iowa Business Corporation Act. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Articles and Bylaws and/or the provisions of the Iowa Business Corporation Act with respect to the Director’s duties to the Company and its shareholders and/or his confidentiality obligations and/or the rights and remedies of the Company and its shareholders with respect to the Director’s breach of any duty or contractual obligation to the Company and its shareholders, the conflicting term, condition or provision which is more favorable to the Company shall apply.

16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall be deemed for all purposes to be an original and all of which taken together shall constitute one instrument. All signatures of the Parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

SIGNATURE PAGE

TO

BOARD OF DIRECTORS SERVICES AGREEMENT

IN WITNESS WHEREOF, the Parties hereby acknowledge having entered into this Agreement.

DIRECTOR:		COMPANY: KemPharm, Inc.

/s/ Richard W. Pascoe	By:	/s/ Travis C. Mickle
Richard W. Pascoe		Travis C. Mickle, President

Address:		Address:	2656 Crosspark Road, Suite 100 Coralville, IA 52241

Email:		Email:

Facsimile:	(858) 866-0482	Facsimile:	(319) 665-2577